UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2015

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 6, 2015, Web.com Group, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Okumus Fund Management Ltd., Okumus Opportunistic Value Fund, Ltd., and Ahmet H. Okumus (collectively, the “Okumus Group”), pursuant to which the Company agreed to appoint Mr. Richard E. Rudman and Mr. John A. Giuliani (the “New Independent Directors”) to the Company’s Board of Directors (the “Board”). The following is a summary of the terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the terms of the Agreement, effective February 6, 2015, the Company increased the size of the Board from seven to nine members and the Board elected Mr. Rudman and Mr. Giuliani to fill the newly created vacancies. Mr. Rudman and Mr. Giuliani were appointed as Class II directors, whose terms will expire at the Company’s 2016 annual meeting of stockholders. The Board also appointed Mr. Giuliani to the Compensation Committee of the Board and Mr. Rudman to the Nominating and Corporate Governance Committee of the Board

The Okumus Group has agreed, for the duration of the Agreement, to customary standstill restrictions, including agreeing not to conduct a proxy contest regarding the election of directors. In addition, for the duration of the Agreement, the Okumus Group has agreed to vote all of its shares of the Company’s voting securities in favor of the election of each director nominated and recommended by the Board, against any stockholder nominations for director which are not approved and recommended by the Board, and, subject to certain exceptions, in accordance with the Board’s recommendation with respect to certain other matters.

The Agreement will terminate on the earlier of (x) the date that is five business days prior to the end of the last day that the Company’s stockholders may timely notify the Company of a nomination or proposal to be properly brought before the Company’s 2016 annual meeting of stockholders (which is expected to be in early February 2016) and (y) the date that is 95 days prior to the first anniversary of the Company’s 2015 annual meeting of stockholders.

A copy of the joint press release issued by the Company and the Okumus Group regarding these events is attached hereto as Exhibit 99.2.

ITEM 5.02	ELECTION OF DIRECTORS.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

As described above, Mr. John Giuliani and Mr. Richard Rudman were appointed to the Board of Directors of Web.com Group, Inc. (Web.com). Mr. Giuliani, age 53, most recently served as President, Chief Executive Officer and Director of Conversant, a personalized digital marketing platform, which was sold to AllianceData in December 2014. Mr. Giuliani joined Conversant after the acquisition of Dotomi, a dynamic display ad optimization company, where he had served as Chief Executive Officer. Before joining Dotomi, Mr. Giuliani founded Rainmaker Consulting Group Inc., which specialized in strategic sales and marketing consulting for marketing services firms. Mr. Giuliani is also a member of the Board of Directors for Bluestem Brands, Inc. He has served on Boards of Q Interactive, SuperMarkets Online, Affinova, Claria, Imagitas, and El Dorado Marketing.

Mr. Rudman, age 53, co-founded Vocus, a cloud-based public relations and marketing software company, and served as its Chairman, Chief Executive Officer and President until its sale to GTCR in May 2014. Prior to Vocus, he was one of the co-founders of Dataway Corporations, which developed software applications for large organizations such as KPMG Peat Marwick, Booz-Allen & Hamilton, U.S. Navy and the governments of Puerto Rico and Kuwait. He has served on the Boards of BDL Media Ltd., Innovectra Corporation, Parature, Inc., and Vocus. He is a Certified Public Accountant and previously served four years in the Air Force.

In connection with their election to the Board of Directors, Mr. Giuliani and Mr. Rudman will each receive compensation based on the Web.com’s 2015 non-employee Director Compensation policy.  Mr. Giuliani and Mr. Rudman, will each receive (1) an annual Board retainer fee of $40,000, (2) each director gets an initial grant of 10,690 shares of restricted stock payable in equal annual installments over 3 years; (3) on each annual meeting of stockholders date, each will receive a grant of restricted shares with a market median equity value of $132,500, which restricted shares will vest in one-year from the date of grant. Mr. Giuliani has also been appointed a member of the Compensation Committee with an annual Committee retainer of $6,300, and Mr. Rudman has been appointed a member of the Nominating and Corporate Governance Committee with an annual Committee retainer of $2,500. As with the other directors of Web.com, Messrs. Giuliani and Rudman will also be parties to an indemnity agreement (incorporated by reference and attached as an exhibit to the Company’s Form S-1 filed in 2005).

Other than the agreement described in Item 1.01, there are no transactions between Mr. Rudman or Mr. Giuliani and the Company that would be reportable under Item 404(a) of Regulation S-K.

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Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

99.1	Agreement by and among Web.com Group, Inc., Okumus Fund Management Ltd., Okumus Opportunistic Value Fund, Ltd., and
Ahmet H. Okumus, dated February 6, 2015.

99.2	Press Release titled “Web.com Names Two New Independent Directors”, dated February 9, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEB.COM GROUP, INC.
(Registrant)

Dated: February 9, 2015

/s/ Matthew P. McClure
Matthew P. McClure, Secretary

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